Exhibit 15.5

[BDO Auditores S.L.P. Letterhead]

March 21, 2016

Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549

We have been furnished with a copy of the response to Item 16F of Form 20-F of Ellomay Capital Limited for the event that occurred on November 3, 2015, related to Ellomay Spain, S.L., Rodriguez I Parque Solar, S.L. and Rodriguez II Parque Solar, S.L. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,

/s/ BDO Auditores S.L.P.
BDO Auditores S.L.P.